Exhibit 8.1

JINPAN INTERNATIONAL LIMITED AND PRINCIPAL SUBSIDIARIES

AS OF DECEMBER 31, 2014

Name	State of Incorporation
Jinpan International (USA) Limited	State of New York

Jinpan Realty Group, LLC	State of New Jersey

Jinpan Electric (China) Company Limited	People’s Republic of China

Hainan Jinpan Electric Company Limited	People’s Republic of China

Hainan Jinpan R&D Company Limited	People’s Republic of China

Wuhan Jinpan Electric Company Limited	People’s Republic of China

Shanghai Jinpan Electric Company Limited	People’s Republic of China

Jinpan Electric Group Alternative Energy Equipment (Shanghai) Co. Ltd.	People’s Republic of China

Jinpan Electric Group Transmission and Distribution Automation Equipment (Shanghai) Co. Ltd.	People’s Republic of China

Shanghai Dong Dian International Trading Co. Ltd.	People’s Republic of China

Shanghai Pan-Ding Investment Co. Ltd.	People’s Republic of China

Guilin Jun Tai Fu Electric Co. Ltd.	People’s Republic of China

Shanghai Huanliu Industrial Co. Ltd.	People’s Republic of China